Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Return Notes linked to a Basket of Equities due March 26, 2014	$1,593,000.00	$217.29
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated March 7, 2013)

UBS AG $1,593,000 Return Notes

Linked to a Basket of Equities due March 26, 2014

Investment Description

UBS AG Return Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) and are designed for investors who seek exposure to an equally weighted basket (the “underlying basket”) of common stocks (each, a “basket equity”), subject to an adjustment factor. If the price of the underlying basket declines during the term of the Notes or if the final basket price is not greater than the initial basket price by at least approximately 1.0101%, UBS will repay less than the full principal amount at maturity resulting in a loss of some or all of your investment. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose all or a significant portion of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
☐	Adjustment Factor: The amount payable at maturity, if any, will reflect the performance of the basket equities, subject to a reduction by the adjustment factor. Because the adjustment factor reduces the payment at maturity, if the final basket price is not greater than the initial basket price by at least approximately 1.0101%, you will lose some or all of your investment in the Notes.
☐	Full Downside Market Exposure: If the underlying return is negative, investors will be exposed to the negative underlying return at maturity, along with the adjustment factor, resulting in a loss of principal. Investors could lose some or all of their initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	March 8, 2013
Settlement Date	March 13, 2013
Final Valuation Date*	March 21, 2014
Maturity Date*	March 26, 2014
*	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Notes” in the Return Notes product supplement.

NOTICE TO INVESTORS:  THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY. THE NOTES CAN HAVE A DOWNSIDE MARKET RISK SIMILAR TO THE DECLINE IN THE UNDERLYING BASKET, WHICH CAN RESULT IN A LOSS OF ALL OR A SUBSTANTIAL PORTION OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE RETURN NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These terms relate to Return Notes linked to the performance of an underlying basket.

Underlying Basket	Basket Weighting of each Basket Equity	Adjustment Factor	Initial Basket Price	CUSIP	ISIN
A Basket of 15 Common Stocks*	6.6667%	99%	100.00	902674MJ6	US902674MJ64
*	See “Basket Information” on page 11 of this pricing supplement.

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the Return Notes product supplement relating to the Notes, dated March 7, 2013, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the Return Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000.00	$10.00	$990.00
Total	$1,593,000.00	$15,930.00	$1,577,070.00
(1)	Certain fiduciary accounts will pay a purchase price of $990 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Pricing Supplement dated March 8, 2013

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes, for various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Return Notes product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

➢	Product supplement for Return Notes dated March 7, 2013

http://www.sec.gov/Archives/edgar/data/1114446/000139340113000110/c337083_690835-424b2.htm

➢	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refer to the Return Notes that are offered hereby, unless the context otherwise requires. Also, references to the “Return Notes product supplement” mean the UBS product supplement, dated March 7, 2013 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Notes may be suitable for you if:

➢	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
➢	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as an investment in the underlying basket or the basket equities.
➢	You believe the price of the underlying basket will appreciate over the term of the Notes by at least 1.0101%.
➢	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying basket.
➢	You do not seek current income from your investment.
➢	You are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.
➢	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

➢	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
➢	You require an investment designed to guarantee a full return of principal at maturity.
➢	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have similar downside market risk as an investment in the underlying basket or the basket equities.
➢	You believe that the price of the underlying basket will decline during the term of the Notes and is likely to close below the initial basket price on the final valuation date or you believe that the underlying basket will appreciate by less than 1.0101%.
➢	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying basket.
➢	You seek current income from this investment.
➢	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
➢	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on page PS-12 of the Return Notes product supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Note
Term	Approximately 12 months.
Underlying Basket	The Notes are linked to an equally weighted basket consisting of 15 common stocks (each, a “basket equity”) as listed under “Basket Information” on page 11 of this pricing supplement.
In some circumstances, the payment you receive on the Notes may be based on securities issued by a different company and not on a basket equity. See “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-30 of the product supplement.
Basket Weighting	For each basket equity, 6.6667%
Payment at Maturity (per Note)	UBS will pay you an amount in cash per Note calculated as follows:
$1,000.00 × [(1 + Underlying Return) × Adjustment Factor]
If the underlying return is negative or if the final basket price is not greater than the initial basket price by at least approximately 1.0101%, you could lose all or a significant portion of your principal amount.
Closing Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.
Final Valuation Date	March 21, 2014
Underlying Return	Final Basket Price – Initial Basket price Initial Basket Price
Initial Basket Price	100
Final Basket Price	The product of (i) the initial basket price of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the final valuation date. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.
Adjustment Factor	99%
Initial Equity Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent, as specified under “Basket Information” on page 11 of this pricing supplement.
Final Equity Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.
Equity Return	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:

Final Equity Price – Initial Equity price

Initial Equity Price

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. THE NOTES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Return Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

➢	Risk of loss — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes. The amount payable at maturity, if any, will reflect the performance of the underlying basket, subject to a reduction by the adjustment factor. Because the adjustment factor reduces the payment at maturity, if the final basket price is not greater than the initial basket price by at least approximately 1.0101%, you will lose some or all of your investment in the notes.
➢	The adjustment factor will diminish any positive underlying return of the underlying basket and magnify any negative underlying return of the underlying underlying basket — If the underlying return is negative or is less than approximately 1.0101%, at maturity, you will lose some or all of your investment. In addition, the adjustment factor will diminish any positive return of the underlying basket and magnify any negative return of the underlying basket. For each 1% that the final basket price is greater than the initial basket price, the return on your investment will increase by less than 1%. In addition, for each 1% that the final basket price is less than the initial basket price, you will lose more than 1% of your investment in the Notes, provided that the payment at maturity will not be less than zero.
➢	No interest — You will not receive any periodic interest payments on the Notes.
➢	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any affiliate of UBS or any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.
➢	Market risk — The price of any basket equity can rise or fall sharply due to factors specific to that basket equity and the issuer of such basket equity such as price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.
➢	Owning the Notes is not the same as owning the basket equities — The return on your Notes may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the basket equities may have.
➢	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying basket will rise or fall. There can be no assurance that the price of the underlying basket will rise above the initial basket price. The price of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the basket equities. You should be willing to accept the risks of owning equities in general and the basket equities in particular, and the risk of losing some or all of your initial investment.
➢	Changes in the prices of the basket equities may offset each other — The Notes are linked to an equally weighted basket comprised of the basket equities. Where the market price of one or more of the basket equities appreciates, the market price of one or more of the other basket equities may not appreciate by the same amount or may even decline. Therefore, in determining whether the final basket price and the payment at maturity on the Notes, increases in the prices of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket equities.
➢	The Notes are considered “hold to maturity” products. Generally, there is no liquid market for the Notes.
➢	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
➢	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying basket; the volatility of the basket equities; the dividends paid on the basket equities; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS.

➢	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying basket may adversely affect the performance of the basket equities and, therefore, the market value of the Notes.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities or trading activities related to the underlying basket or any basket equity, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity of the Notes based on the final basket price of the underlying basket on the final valuation date. The calculation agent can postpone the determination of the underlying return or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying basket to which the Notes are linked.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 9.

Hypothetical Examples and Return Table of the Notes at Maturity

The examples and table below illustrate the Payment at Maturity for a $1,000.00 Note on a hypothetical offering of the Notes, with the following assumptions (amounts have been rounded for ease of analysis):

Investment Term:	Approximately 12 months
Initial Basket Price:	100.00
Range of Basket Performance:*	75% to -75%
Adjustment Factor:	99%
*	The performance range is provided for illustrative purposes only. The actual underlying return may be below -75% and you therefore may lose all or a significant portion of your investment in the Notes.

Final Basket Price	Underlying Return**	Payment at Maturity	Note Total Return at Maturity
175.0000	75.0000%	$1,732.50	73.25%
170.0000	70.0000%	$1,683.00	68.30%
165.0000	65.0000%	$1,633.50	63.35%
160.0000	60.0000%	$1,584.00	58.40%
155.0000	55.0000%	$1,534.50	53.45%
150.0000	50.0000%	$1,485.00	48.50%
145.0000	45.0000%	$1,435.50	43.55%
140.0000	40.0000%	$1,386.00	38.60%
135.0000	35.0000%	$1,336.50	33.65%
130.0000	30.0000%	$1,287.00	28.70%
125.0000	25.0000%	$1,237.50	23.75%
120.0000	20.0000%	$1,188.00	18.80%
115.0000	15.0000%	$1,138.50	13.85%
110.0000	10.0000%	$1,089.00	8.90%
105.0000	5.0000%	$1,039.50	3.95%
101.0101	1.0101%	$1,000.00	0.00%
100.0000	0.0000%	$990.00	-1.00%
95.0000	-5.0000%	$940.50	-5.95%
90.0000	-10.0000%	$891.00	-10.90%
85.0000	-15.0000%	$841.50	-15.85%
80.0000	-20.0000%	$792.00	-20.80%
75.0000	-25.0000%	$742.50	-25.75%
70.0000	-30.0000%	$693.00	-30.70%
65.0000	-35.0000%	$643.50	-35.65%
60.0000	-40.0000%	$594.00	-40.60%
55.0000	-45.0000%	$544.50	-45.55%
50.0000	-50.0000%	$495.00	-50.50%
45.0000	-55.0000%	$445.50	-55.45%
40.0000	-60.0000%	$396.00	-60.40%
35.0000	-65.0000%	$346.50	-65.35%
30.0000	-70.0000%	$297.00	-70.30%
25.0000	-75.0000%	$247.50	-75.25%
**	The underlying return excludes any cash dividend payments

Example 1 — The price of the underlying basket increases 20.00% from the initial basket price of 100.00 to a final basket price of 120.00. The investor receives a payment at maturity of $1,188.00 per $1,000.00 principal amount of the Notes, representing a return on the Notes of 18.80%, calculated as follows:

$1,000.00 × [(1 + 20%) × 99%] = $1,188.00

Example 2 — The price of the underlying basket increases 1.0101% from the initial basket price of 100.00 to a final basket price of 101.0101. The investor receives a payment at maturity of $1,000.00 per $1,000.00 principal amount of the Notes, representing a return on the Notes of 0.00%, calculated as follows:

$1,000.00 × [(1 + 1.0101%) × 99%] = $1,000.00

Example 3 — The initial basket price and the final basket price are both 100.00. The investor receives a payment at maturity of $990.00 per $1,000.00 principal amount of the Notes, representing a return on the Notes of -1.00%, calculated as follows:

$1,000.00 × [(1 + 0.00%) × 99%] = $990.00

Example 4 — The price of the underlying basket decreases 30.00% from the initial basket price of 100.00 to a final basket price of 70.00. The investor receives a payment at maturity of $693.00 per $1,000.00 principal amount of the Notes, representing a return on the Notes of -30.70%, calculated as follows:

$1,000.00 × [(1 + -30.00%) × 99%] = $693.00

Accordingly, if the final basket price is below the initial basket price or if the final basket price is not greater than the initial basket price by at least approximately 1.0101%, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment. You may lose up to 100% of your principal.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Return Notes product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying index. If your Notes are so treated, you should generally not recognize any income or loss with respect to your Notes prior to their maturity, redemption, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in a manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-43 of the product supplement.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing, replacement, or rollover of the underlying index.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Return Notes product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on as annual a basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-United States Holders.  Subject to the discussion below regarding Section 871(m) and “FATCA”, if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Notes or be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status including providing an IRS form W-8BEN. Gain from the sale or exchange of a Note or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m).  Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act.  Sections 1471 through 1474 of the Code (which are commonly referred to a “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru payments” to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. However, the Internal Revenue Service has recently issued final regulations extending the FATCA “grandfathering” date such that FATCA withholding tax would not apply to any payment made under obligations outstanding on January 1, 2014 (and not materially modified after December 31, 2013). If the Notes are not materially modified, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Significant aspects of the application of FATCA are not currently clear and investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Basket Information

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, and 2012, unless otherwise specified. Partial data is provided for the first calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Basket Equities

The following lists the basket equities and the corresponding basket weighting and initial equity price of each basket equity. The initial equity prices will not be determined until the trade date. Each of the basket equity issuers faces its own business risks and other competitive factors. All of those factors may affect the underlying return and, consequently, the amount payable on your Note, if any, at maturity.

In some circumstances, the payment you receive on the Notes may be based on securities issued by a different company and not on a basket equity. See “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-30 of the product supplement.

Basket Equity	Initial Equity Price	Basket Weighting
AMC Networks, Inc.	$59.27	6.667%
Bed Bath & Beyond Inc.	$59.37	6.667%
Cabot Oil & Gas Corporation	$64.60	6.667%
ExactTarget, Inc.	$23.00	6.667%
Global Payments Inc.	$47.36	6.667%
Insulet Corporation	$23.93	6.667%
Joy Global, Inc.	$63.13	6.667%
Life Technologies Corporation	$60.68	6.667%
Mead Johnson Nutrition Company	$74.93	6.667%
The New York Times Company	$9.69	6.667%
Open Table, Inc.	$62.87	6.667%
Splunk, Inc.	$38.71	6.667%
Texas Roadhouse, Inc.	$19.61	6.667%
TripAdvisor Inc.	$51.03	6.667%
Viacom, Inc.	$61.91	6.667%

AMC Networks Inc.

According to publicly available information, AMC Networks Inc. (“AMC Networks”) is a holding company. AMC Networks conducts all of its operations through its subsidiaries. AMC Networks owns and operates several of cable television’s brands delivering content to audiences and a platform to distributors and advertisers. AMC Networks operates in two segments: National Networks and International and Other. National Networks includes AMC, WE tv, IFC and Sundance Channel. International and Other includes AMC/Sundance Channel Global, its international programming business; IFC Films, its independent film distribution business; and AMC Networks Broadcasting & Technology, its network technical services business. AMC Networks’ national networks are distributed throughout the United States via cable and other multichannel video programming distribution platforms, including direct broadcast satellite and platforms operated by telecommunications providers. In addition to AMC Networks’ U.S. distribution, AMC, IFC and Sundance Channel are available in Canada and Sundance Channel and WE tv are available in other countries throughout Europe and Asia. Information filed by AMC Networks with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35106, or its CIK Code: 0001514991. AMC Networks’ website is http://www.amcnetworks.com. AMC Networks’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMCX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for AMC Networks’ common stock, based on the daily closing prices on the primary exchange for AMC Networks. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of AMC Networks’ common stock on March 8, 2013 was $59.27. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
6/17/2011*	6/30/2011*	$43.50	$34.95	$43.50
7/1/2011	9/30/2011	$40.04	$30.28	$31.95
10/3/2011	12/30/2011	$37.58	$30.99	$37.58
1/3/2012	3/30/2012	$46.05	$37.34	$44.63
4/2/2012	6/29/2012	$44.56	$35.55	$35.55
7/2/2012	9/28/2012	$44.35	$38.53	$43.52
10/1/2012	12/31/2012	$53.00	$41.37	$49.50
1/2/2013**	3/8/2013**	$59.76	$50.75	$59.27
*	AMC Networks’ common stock commenced trading on the NASDAQ Global Select Market on June 17, 2011 and therefore has a limited historical performance. For this reason, available information for the second calendar quarter of 2011 includes data for the period from June 17, 2011 through June 30, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.
**	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of AMC Networks’ common stock from June 17, 2011 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Bed Bath & Beyond Inc.

According to publicly available information, Bed Bath & Beyond Inc. (“Bed Bath & Beyond”), along with its subsidiaries, is a chain of retail stores, operating under the names Bed Bath & Beyond, Christmas Tree Shops, Harmon and Harmon Face Values and buybuy BABY. In addition, Bed Bath & Beyond is a partner in a joint venture, which operates retail stores in the Mexico City market under the name Home & More. Bed Bath & Beyond sells an assortment of domestics merchandise and home furnishings. Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles. Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products. Bed Bath & Beyond operates stores located in all 50 states, the District of Columbia, Puerto Rico and Canada. Most of Bed Bath & Beyond’s stores are located in suburban areas of medium and large-sized cities. Additionally, Bed, Bath & Beyond includes Linen Holdings, a business-to-business distributor of a variety of textile products, amenities and other goods to customers in the hospitality, cruise line, food service, healthcare and other industries, and Cost Plus, Inc., a retailer selling a wide range of home decorating items, furniture, gifts, holiday and other seasonal items, and gourmet food and beverages. Information filed by Bed Bath & Beyond with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-20214, or its CIK Code: 0000886158. Bed Bath & Beyond’s website is http://www.bedbathandbeyond.com. Bed Bath & Beyond’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “BBBY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Bed Bath & Beyond’s common stock, based on the daily closing prices on the primary exchange for Bed Bath & Beyond. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Bed Bath & Beyond’s common stock on March 8, 2013 was $59.37. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$26.72	$19.52	$24.75
4/1/2009	6/30/2009	$31.70	$24.98	$30.75
7/1/2009	9/30/2009	$39.79	$29.21	$37.54
10/1/2009	12/31/2009	$39.53	$34.93	$38.63
1/4/2010	3/31/2010	$44.49	$38.50	$43.76
4/1/2010	6/30/2010	$48.25	$37.08	$37.08
7/1/2010	9/30/2010	$43.75	$35.96	$43.41
10/1/2010	12/31/2010	$50.10	$42.73	$49.15
1/3/2011	3/31/2011	$50.84	$45.06	$48.27
4/1/2011	6/30/2011	$58.37	$48.49	$58.37
7/1/2011	9/30/2011	$60.31	$49.73	$57.31
10/3/2011	12/30/2011	$63.44	$55.26	$57.97
1/3/2012	3/30/2012	$67.37	$57.94	$65.77
4/2/2012	6/30/2012	$74.72	$59.37	$61.80
7/2/2012	9/28/2012	$71.60	$60.24	$63.00
10/1/2012	12/31/2012	$63.13	$54.91	$55.91
1/2/2013*	3/8/2013*	$59.84	$55.39	$59.37
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Bed Bath & Beyond’s common stock from January 3, 2000 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Cabot Oil & Gas Corporation

According to publicly available information, Cabot Oil & Gas Corporation (“Cabot”) is an independent oil and gas company engaged in the development, exploitation and exploration of oil and gas properties. Cabot’s assets are concentrated in areas with known hydrocarbon resources, which are conducive to multi-well, repeatable drilling programs. Operations are conducted in one segment, natural gas and oil development, exploitation and exploration, exclusively in the United States. These operations are primarily conducted in Appalachia, east and south Texas and Oklahoma. In these regions, Cabot operates a number of gas gathering and transmission pipeline systems, made up of approximately 3,105 miles of pipeline with interconnects to three interstate transmission systems and five local distribution companies and end users. Information filed by Cabot with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10447, or its CIK Code: 0000858470. Cabot’s website is http://www.cabotog.com. Cabot’s common stock is listed on the New York Stock Exchange under the ticker symbol “COG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Cabot’s common stock, based on the daily closing prices on the primary exchange for Cabot. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Cabot’s common stock on March 8, 2013 was $64.60. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$15.38	$9.07	$11.79
4/1/2009	6/30/2009	$18.45	$12.19	$15.32
7/1/2009	9/30/2009	$19.62	$13.99	$17.88
10/1/2009	12/31/2009	$22.87	$17.07	$21.80
1/4/2010	3/31/2010	$23.12	$18.20	$18.40
4/1/2010	6/30/2010	$20.26	$15.17	$15.66
7/1/2010	9/30/2010	$16.81	$13.50	$15.06
10/1/2010	12/31/2010	$18.93	$14.14	$18.93
1/3/2011	3/31/2011	$26.70	$18.72	$26.49
4/1/2011	6/30/2011	$33.16	$25.47	$33.16
7/1/2011	9/30/2011	$38.56	$29.65	$30.96
10/3/2011	12/30/2011	$44.30	$29.29	$37.95
1/3/2012	3/30/2012	$41.36	$30.25	$31.17
4/2/2012	6/30/2012	$41.24	$29.54	$39.40
7/2/2012	9/28/2012	$45.86	$38.97	$44.90
10/1/2012	12/31/2012	$51.07	$42.94	$49.74
1/2/2013*	3/8/2013*	$64.67	$47.53	$64.60
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Cabot’s common stock from January 3, 2000 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

ExactTarget, Inc.

According to publicly available information, ExactTarget, Inc. (“ExactTarget”) is a global provider of cross-channel, interactive marketing software-as-a-service solutions. ExactTarget’s solutions provide marketers with a suite of integrated applications. ExactTarget’s suite of cross-channel, interactive marketing applications include email, mobile, social media, websites, marketing automation and data management. These channel applications are integrated with its campaign management, calendaring, dashboard, integrated reporting, marketing automation and data management tools. ExactTarget also provides open application programming interfaces and developer tools that allow third parties to embed its technology into their solutions and build applications on its platform. Information filed by ExactTarget with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35461, or its CIK Code: 0001420850. ExactTarget’s website is http://www.exacttarget.com. ExactTarget’s common stock is listed on the New York Stock Exchange under the ticker symbol “ET.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for ExactTarget’s common stock, based on the daily closing prices on the primary exchange for ExactTarget. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of ExactTarget’s common stock on March 8, 2013 was $23.00. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
3/22/2012*	3/30/2012*	$27.35	$25.11	$26.00
4/2/2012	6/29/2012	$27.01	$19.30	$21.86
7/2/2012	9/28/2012	$24.87	$20.30	$24.22
10/1/2012	12/31/2012	$24.10	$18.00	$20.00
1/2/2013**	3/8/2013**	$23.78	$20.60	$23.00
*	ExactTarget’s common stock commenced trading on the New York Stock Exchange on March 22, 2012 and therefore has a limited historical performance. For this reason, available information for the first calendar quarter of 2012 includes data for the period from March 22, 2012 through March 30, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.
**	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of ExactTarget’s common stock from March 22, 2012 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Global Payments Inc.

According to publicly available information, Global Payments Inc. (“Global Payments”) is a provider of electronic payments transaction processing services for consumers, merchants, independent sales organizations, financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, the United Kingdom, Spain, the Asia-Pacific region, the Czech Republic, and the Russian Federation. Global Payments serves as an intermediary to facilitate electronic payment transactions and operates in two business segments: North America Merchant Services and International Merchant Services. North America merchant services include operations in the United States and Canada. International merchant services include operations in Europe and the Asia-Pacific region. The North America Merchant Services and International Merchant Services segments target customers in vertical industries including financial institutions, gaming, government, health care, professional services, restaurants, retail, universities, nonprofit organizations and utilities. Information filed by Global Payments with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16111, or its CIK Code: 0001123360. Global Payments’ website is http://www.globalpaymentsinc.com. Global Payments’ common stock is listed on the New York Stock Exchange under the ticker symbol “GPN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Global Payments’ common stock, based on the daily closing prices on the primary exchange for Global Payments. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Global Payments’ common stock on March 8, 2013 was $47.36. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$36.30	$27.59	$33.41
4/1/2009	6/30/2009	$38.50	$30.97	$37.46
7/1/2009	9/30/2009	$46.70	$35.94	$46.70
10/1/2009	12/31/2009	$54.15	$45.57	$53.86
1/4/2010	3/31/2010	$52.67	$42.72	$45.55
4/1/2010	6/30/2010	$45.91	$36.54	$36.54
7/1/2010	9/30/2010	$42.89	$36.10	$42.89
10/1/2010	12/31/2010	$46.64	$38.37	$46.21
1/3/2011	3/31/2011	$49.66	$45.87	$48.92
4/1/2011	6/30/2011	$53.39	$48.59	$51.00
7/1/2011	9/30/2011	$52.24	$39.96	$40.39
10/3/2011	12/30/2011	$47.53	$39.33	$47.38
1/3/2012	3/30/2012	$53.48	$46.36	$47.47
4/2/2012	6/30/2012	$46.92	$40.40	$43.23
7/2/2012	9/28/2012	$44.63	$39.88	$41.83
10/1/2012	12/31/2012	$45.68	$41.40	$45.30
1/2/2013*	3/8/2013*	$51.00	$45.95	$47.36
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Global Payments’ common stock from January 16, 2001 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Insulet Corporation

According to publicly available information, Insulet Corporation (“Insulet”) is a medical device company. Insulet develops, manufactures and markets an insulin infusion system, OmniPod Insulin Management System (the “OmniPod System) for people with insulin-dependent diabetes. The OmniPod System is the only commercially-available insulin infusion system of its kind. Through the acquisition of Neighborhood Holdings, Inc. and its wholly-owned subsidiaries (collectively, “Neighborhood Diabetes”), Insulet is able to provide customers with blood glucose testing supplies, insulin pumps, pump supplies and pharmaceuticals that have the ability to process claims as either durable medical equipment or through pharmacy benefits. The OmniPod System is distributed internationally through partnerships with Ypsomed Distribution AG and GlaxoSmithKline Inc. Information filed by Insulet with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33462, or its CIK Code: 0001145197. Insulet’s website is http://www.insulet.com. Insulet’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “PODD.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Insulet’s common stock, based on the daily closing prices on the primary exchange for Insulet. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Insulet’s common stock on March 8, 2013 was $23.93. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$9.58	$2.67	$4.10
4/1/2009	6/30/2009	$7.83	$3.55	$7.70
7/1/2009	9/30/2009	$11.25	$6.08	$11.23
10/1/2009	12/31/2009	$14.40	$8.98	$14.28
1/4/2010	3/31/2010	$16.47	$13.06	$15.09
4/1/2010	6/30/2010	$15.86	$13.21	$15.05
7/1/2010	9/30/2010	$15.39	$13.22	$14.14
10/1/2010	12/31/2010	$16.31	$12.75	$15.50
1/3/2011	3/31/2011	$21.09	$15.76	$20.62
4/1/2011	6/30/2011	$22.17	$18.30	$22.17
7/1/2011	9/30/2011	$23.04	$14.85	$15.26
10/3/2011	12/30/2011	$18.98	$14.29	$18.83
1/3/2012	3/30/2012	$20.98	$18.16	$19.14
4/2/2012	6/30/2012	$21.37	$16.93	$21.37
7/2/2012	9/28/2012	$22.14	$18.72	$21.58
10/1/2012	12/31/2012	$22.15	$19.13	$21.22
1/2/2013*	3/8/2013*	$24.20	$21.02	$23.93
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Insulet’s common stock from May 15, 2007 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Joy Global Inc.

According to publicly available information, Joy Global Inc. (“Joy Global”) is a manufacturer and servicer of mining equipment for the extraction of coal and other minerals and ores. Joy Global's equipment is used in mining regions throughout the world to mine coal, copper, iron ore, oil sands and other minerals. Its underground mining machinery segment (Joy Mining Machinery or Joy) is a manufacturer of underground mining equipment for the extraction of coal and other bedded minerals and offers service locations near mining regions worldwide. Its surface mining equipment segment (P&H Mining Equipment or P&H) is a producer of surface mining equipment for the extraction of ores and minerals and provides operational support for many types of equipment used in surface mining. On December 6, 2011, Joy Global completed the transfer of the listing of its common stock to the New York Stock Exchange from the Nasdaq Global Select Market. Information filed by Joy Global with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09299, or its CIK Code: 0000801898. Joy Global's website is http://www.joyglobal.com. Joy Global's common stock is listed on the New York Stock Exchange under the ticker symbol “JOY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Joy Global’s common stock, based on the daily closing prices on the primary exchange for Joy Global. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Joy Global’s common stock on March 8, 2013 was $63.13. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$27.21	$15.75	$21.30
4/1/2009	6/30/2009	$41.36	$21.57	$35.72
7/1/2009	9/30/2009	$49.54	$31.14	$48.94
10/1/2009	12/31/2009	$58.84	$45.16	$51.59
1/4/2010	3/31/2010	$60.96	$44.47	$56.60
4/1/2010	6/30/2010	$63.70	$45.69	$50.09
7/1/2010	9/30/2010	$70.83	$49.77	$70.32
10/1/2010	12/31/2010	$87.59	$68.50	$86.75
1/3/2011	3/31/2011	$100.03	$85.09	$98.81
4/1/2011	6/30/2011	$102.36	$83.37	$95.24
7/1/2011	9/30/2011	$100.32	$62.38	$62.38
10/3/2011*	12/30/2011*	$92.07	$60.49	$74.97
1/3/2012	3/30/2012	$95.71	$71.43	$73.50
4/2/2012	6/29/2012	$76.81	$51.91	$56.73
7/2/2012	9/28/2012	$62.14	$48.77	$56.06
10/1/2012	12/31/2012	$66.03	$54.88	$63.78
1/2/2013**	3/8/2013**	$69.01	$59.70	$63.13
*	On November 3, 2011, Joy Global filed a notification of removal from listing on NASDAQ Global Select Market. As of December 6, 2011, the common stock of Joy Global has been trading on the New York Stock Exchange.
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Joy Global’s common stock from August 1, 2001 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Life Technologies Corporation

According to publicly available information, Life Technologies Corporation (“Life Technologies”) is a global life sciences company. Life Technologies delivers a range of products and services, including systems, instruments, reagents, software, and custom services. Life Technologies’ portfolio of products includes technologies for technologies for capillary electrophoresis-based sequencing, next generation sequencing, Polymerase Chain Reaction (“PCR”), sample preparation, cell culture, RNA interference analysis, functional genomics research, proteomics and cell biology applications, as well as clinical diagnostic applications, forensics and animal, food, pharmaceutical and water testing analysis. It also provides its customers purchasing options through thousands of sales and service professionals, e-commerce capabilities and onsite supply center solutions. Life Technologies aligns its products and services into three business groups: Research Consumables, Genetic Analysis and Applied Sciences. The Research Consumables business group includes molecular and cell biology reagents, endpoint PCR and other benchtop instruments and consumables. The Genetic Analysis business group includes capillary electrophoresis (“CE”) instruments used for research applications and all CE consumables, real-time and digital qPCR instruments used in research applications and all qPCR consumables and genomic assays, as well as next generation sequencing systems and reagents for the SOLiD® and Ion Torrent® systems. The Applied Sciences business group includes BioProduction, forensics and animal health and food safety reagent kits, CE and qPCR instruments that are used in applied markets applications and the medical sciences business, that includes Life Technologies’ molecular diagnostics products and services, including laboratory-developed tests and transplant diagnostics. Information filed by Life Technologies with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-25317, or its CIK Code: 0001073431. Life Technologies’ website is http://www.lifetechnologies.com. Life Technologies’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “LIFE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Life Technologies’ common stock, based on the daily closing prices on the primary exchange for Life Technologies. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Life Technologies’ common stock on March 8, 2013 was $60.68. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$33.30	$22.99	$32.48
4/1/2009	6/30/2009	$41.92	$30.50	$41.72
7/1/2009	9/30/2009	$48.46	$39.49	$46.55
10/1/2009	12/31/2009	$52.70	$45.30	$52.23
1/4/2010	3/31/2010	$53.69	$47.35	$52.27
4/1/2010	6/30/2010	$55.54	$47.25	$47.25
7/1/2010	9/30/2010	$48.40	$42.40	$46.69
10/1/2010	12/31/2010	$55.93	$45.51	$55.50
1/3/2011	3/31/2011	$56.73	$49.31	$52.42
4/1/2011	6/30/2011	$56.35	$50.00	$52.07
7/1/2011	9/30/2011	$52.33	$35.65	$38.43
10/3/2011	12/30/2011	$43.02	$36.07	$38.91
1/3/2012	3/30/2012	$50.46	$40.08	$48.82
4/2/2012	6/30/2012	$48.91	$39.85	$44.99
7/2/2012	9/28/2012	$49.71	$41.26	$48.88
10/1/2012	12/31/2012	$51.81	$46.39	$49.08
1/2/2013*	3/8/2013*	$65.24	$50.72	$60.68
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Life Technologies’ common stock from January 3, 2000 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Mead Johnson Nutrition Company

According to publicly available information, Mead Johnson Nutrition Company (“Mead Johnson”) is a global pediatric nutrition company. Mead Johnson manufactures, distributes and sells infant formulas, children's nutrition and other nutritional products. Its Enfa family of brands, including Enfamil infant formula, is the world’s leading brand franchise in pediatric nutrition. Its product portfolio addresses a range of nutritional needs for infants, children, expectants and nursing mothers. Mead Johnson markets its portfolio of more than 70 products to mothers, health care professionals and retailers in more than 50 countries through two reportable segments, Asia/Latin America and North America/ Europe. In addition to the Enfa family of brands, Mead Johnson markets several other brands on a local, regional and global level. These brands complement the Enfa family of brands portfolio and are designed to meet the specific nutritional needs of infants (such as Nutramigen), of children (such as Lactum) and of broad consumer populations (such as ChocoMilk and Cal-C-Tose). Information filed by Mead Johnson with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34251, or its CIK Code: 0001452575. Mead Johnson’s website is http://www.mjn.com. Mead Johnson’s common stock is listed on the New York Stock Exchange under the ticker symbol “MJN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Mead Johnson’s common stock, based on the daily closing prices on the primary exchange for Mead Johnson. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Mead Johnson’s common stock on March 8, 2013 was $74.93. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$29.63	$26.32	$28.87
4/1/2009	6/30/2009	$32.79	$26.22	$31.77
7/1/2009	9/30/2009	$45.11	$31.66	$45.11
10/1/2009	12/31/2009	$47.24	$41.50	$43.70
1/4/2010	3/31/2010	$52.35	$43.62	$52.03
4/1/2010	6/30/2010	$54.39	$47.61	$50.12
7/1/2010	9/30/2010	$57.12	$50.53	$56.91
10/1/2010	12/31/2010	$62.55	$55.95	$62.25
1/3/2011	3/31/2011	$63.00	$55.36	$57.93
4/1/2011	6/30/2011	$68.37	$58.26	$67.55
7/1/2011	9/30/2011	$76.09	$65.21	$68.83
10/3/2011	12/30/2011	$76.48	$65.29	$68.73
1/3/2012	3/30/2012	$83.20	$70.75	$82.48
4/2/2012	6/30/2012	$88.64	$78.15	$80.51
7/2/2012	9/28/2012	$81.73	$70.69	$73.28
10/1/2012	12/31/2012	$72.96	$61.66	$65.89
1/2/2013*	3/8/2013*	$80.40	$66.52	$74.93
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Mead Johnson’s common stock from February 11, 2009 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

The New York Times Company

According to publicly available information, The New York Times Company (“NY Times”) is a global, multimedia news and information company that includes newspapers, digital businesses, investments in paper mills and other investments. NY Times' has one reportable segment with two divisions: the New York Times Media Group and the New England Media Group. The New York Times Media Group includes The New York Times, the International Herald Tribune, NYTimes.com and related businesses. The New England Media Group includes The Boston Globe, BostonGlobe.com, Boston.com, the Worcester Telegram & Gazette, Telegram.com and related businesses. The NY Times reaches a broad audience in print, online at NYTimes.com and global.nytimes.com and on other digital platforms. Information filed by NYTimes with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05837, or its CIK Code: 0000071691. NYTimes’ website is http://www.nytco.com. NYTimes’ common stock is listed on the New York Stock Exchange under the ticker symbol “NYT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for NY Times’ common stock, based on the daily closing prices on the primary exchange for NY Times. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of NY Times’ common stock on March 8, 2013 was $9.69. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$7.70	$3.51	$4.52
4/1/2009	6/30/2009	$6.99	$4.56	$5.51
7/1/2009	9/30/2009	$8.82	$4.77	$8.12
10/1/2009	12/31/2009	$12.63	$7.32	$12.36
1/4/2010	3/31/2010	$14.67	$10.62	$11.13
4/1/2010	6/30/2010	$12.80	$8.35	$8.65
7/1/2010	9/30/2010	$9.76	$7.18	$7.74
10/1/2010	12/31/2010	$10.00	$7.60	$9.80
1/3/2011	3/31/2011	$10.90	$8.86	$9.47
4/1/2011	6/30/2011	$9.67	$7.19	$8.72
7/1/2011	9/30/2011	$9.21	$5.65	$5.81
10/3/2011	12/30/2011	$7.97	$5.67	$7.73
1/3/2012	3/30/2012	$8.08	$6.50	$6.79
4/2/2012	6/30/2012	$7.80	$5.98	$7.80
7/2/2012	9/28/2012	$9.91	$7.05	$9.76
10/1/2012	12/31/2012	$10.88	$7.86	$8.53
1/2/2013*	3/8/2013*	$9.69	$8.18	$9.69
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of NY Times common stock from January 3, 2000 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

OpenTable, Inc.

According to publicly available information, OpenTable, Inc. (“OpenTable”) provides solutions that form an online network connecting reservation-taking restaurants and people who dine at those restaurants. OpenTable’s solutions for restaurants include a proprietary Electronic Reservation Book, or ERB, and Connect, as well as a number of related products and services. Solutions for diners include popular restaurant reservation websites and mobile applications, or apps. The OpenTable network includes more than 27,000 OpenTable restaurant customers spanning all 50 states as well as select markets outside of the United States, such as the United Kingdom, Japan and Germany. The OpenTable network expanded to these markets through the acquisition of toptable.co.uk Ltd. (now known as OpenTable International Limited). Information filed by OpenTable with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34357, or its CIK Code: 0001125914. OpenTable’s website is http://www.opentable.com. OpenTable’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “OPEN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for OpenTable’s common stock, based on the daily closing prices on the primary exchange for OpenTable. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of OpenTable’s common stock on March 8, 2013 was $62.87. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/21/2009*	6/30/2009*	$33.74	$26.72	$30.17
7/1/2009	9/30/2009	$31.55	$25.84	$27.56
10/1/2009	12/31/2009	$28.06	$24.66	$25.46
1/4/2010	3/31/2010	$38.29	$24.70	$38.13
4/1/2010	6/30/2010	$45.51	$36.23	$41.47
7/1/2010	9/30/2010	$68.85	$40.84	$68.08
10/1/2010	12/31/2010	$73.72	$56.91	$70.48
1/3/2011	3/31/2011	$106.92	$68.76	$106.35
4/1/2011	6/30/2011	$115.62	$73.99	$83.12
7/1/2011	9/30/2011	$89.56	$43.55	$46.01
10/3/2011	12/30/2011	$51.65	$32.38	$39.13
1/3/2012	3/30/2012	$52.00	$39.01	$40.47
4/2/2012	6/30/2012	$45.01	$36.05	$45.01
7/2/2012	9/28/2012	$49.20	$34.15	$41.60
10/1/2012	12/31/2012	$50.18	$42.70	$48.80
1/2/2013**	3/8/2013**	$62.87	$49.31	$62.87
*	OpenTable’s common stock commenced trading on the NASDAQ Global Select Market on May 21, 2009 and therefore has a limited historical performance. For this reason, available information for the second calendar quarter of 2009 includes data for the period from May 21, 2009 through June 30, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2009.
**	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of OpenTable’s common stock from May 21, 2009 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Splunk Inc.

According to publicly available information, Splunk Inc. (“Splunk”) provides a software platform that enables organizations to gain real-time operational intelligence. Splunk’s software collects and indexes data regardless of format or source, and enables users to search, correlate, analyze, monitor and report on this data, all in real time. Its software is designed to help users in various roles, including information technology (“IT”) and business professionals, analyze machine data and realize real-time visibility into and about their organization's operations. Splunk’s software is used by IT and business professionals. Information filed by Splunk with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35498, or its CIK Code: 0001353283. Splunk’s website is http://www.splunk.com. Splunk’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “SPLK.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Splunk’s common stock, based on the daily closing prices on the primary exchange for Splunk. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Splunk’s common stock on March 8, 2013 was $38.71. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
4/19/2012*	6/30/2012*	$36.38	$26.49	$28.10
7/2/2012	9/28/2012	$39.08	$26.59	$36.72
10/1/2012	12/31/2012	$36.05	$26.30	$29.02
1/2/2013**	3/8/2013**	$38.97	$28.88	$38.71
*	Splunk’s common stock commenced trading on the NASDAQ Global Select Market on April 19, 2012 and therefore has a limited historical performance. For this reason, available information for the second calendar quarter of 2012 includes data for the period from April 19, 2012 through June 30, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.
**	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Splunk’s common stock from April 19, 2012 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Texas Roadhouse, Inc.

According to publicly available information, Texas Roadhouse, Inc. (“Texas Roadhouse”) is a full-service, casual dining restaurant chain. Texas Roadhouse’s wholly owned subsidiaries include Texas Roadhouse Holdings LLC (Holdings), Texas Roadhouse Development Corporation (TRDC), Texas Roadhouse Management Corp (Management Corp.) and Aspen Creek, LLC (Aspen Creek). Restaurants are operated under two names, Texas Roadhouse restaurants and Aspen Creek and can be found nationally in 47 states and internationally in two foreign countries. Texas Roadhouse offers an assortment of specially seasoned and aged steaks hand-cut daily on the premises and cooked to order over open gas-fired grills. In addition to steaks, the selection consists of ribs, fish, seafood, chicken, pork chops, pulled pork and vegetable plates, and an assortment of hamburgers, salads and sandwiches. Information filed by Texas Roadhouse with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50972, or its CIK Code: 0001289460. Texas Roadhouse’s website is http://www.texasroadhouse.com. Texas Roadhouse’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “TXRH.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Texas Roadhouse’s common stock, based on the daily closing prices on the primary exchange for Texas Roadhouse. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Texas Roadhouse’s common stock on March 8, 2013 was $19.61. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$9.98	$7.00	$9.53
4/1/2009	6/30/2009	$12.57	$9.75	$10.91
7/1/2009	9/30/2009	$11.76	$10.08	$10.62
10/1/2009	12/31/2009	$11.83	$9.39	$11.23
1/4/2010	3/31/2010	$14.24	$10.64	$13.89
4/1/2010	6/30/2010	$16.13	$12.59	$12.62
7/1/2010	9/30/2010	$14.60	$12.05	$14.06
10/1/2010	12/31/2010	$18.21	$14.12	$17.17
1/3/2011	3/31/2011	$18.45	$15.97	$16.99
4/1/2011	6/30/2011	$17.73	$15.46	$17.54
7/1/2011	9/30/2011	$18.28	$13.07	$13.22
10/3/2011	12/30/2011	$15.13	$12.39	$14.90
1/3/2012	3/30/2012	$17.40	$14.90	$16.64
4/2/2012	6/30/2012	$18.82	$15.92	$18.43
7/2/2012	9/28/2012	$18.57	$16.88	$17.10
10/1/2012	12/31/2012	$17.51	$15.82	$16.80
1/2/2013*	3/8/2013*	$20.00	$17.11	$19.61
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Texas Roadhouse’s common stock from October 5, 2004 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

TripAdvisor, Inc.

According to publicly available information, TripAdvisor, Inc. (“TripAdvisor”) is an online travel company, enabling users to plan and have a trip. TripAdvisor features reviews and opinions on destinations, accommodations (including hotels, resorts, motels, bed and breakfasts, specialty lodging and vacation rentals), restaurants and activities throughout the world. TripAdvisor operates in the online advertising sector of the global travel industry. TripAdvisor’s branded websites include tripadvisor.com in the United States and localized versions of the website in other countries. Following the close of trading on the NASDAQ Global Select Market on December 20, 2011, Expedia, Inc. completed the spin-off of TripAdvisor. Information filed by TripAdvisor with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35362, or its CIK Code: 0001526520. TripAdvisor’s website is http://www.tripadvisor.com. TripAdvisor’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “TRIP.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for TripAdvisor’s common stock, based on the daily closing prices on the primary exchange for TripAdvisor. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of TripAdvisor’s common stock on March 8, 2013 was $51.03. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
12/21/2011*	12/30/2011*	$27.67	$24.53	$25.21
1/3/2012	3/30/2012	$35.67	$25.52	$35.67
4/2/2012	6/30/2012	$45.53	$33.38	$44.69
7/2/2012	9/28/2012	$46.36	$32.93	$32.93
10/1/2012	12/31/2012	$43.45	$29.41	$41.96
1/2/2013*	3/8/2013*	$51.03	$42.76	$51.03
*	TripAdvisor’s common stock commenced trading on the NASDAQ Global Select Market on December 21, 2011 and therefore has a limited historical performance. For this reason, available information for the fourth calendar quarter of 2011 includes data for the period from December 21, 2011 through December 30, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.
**	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of TripAdvisor’s common stock from December 21, 2011 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Viacom Inc.

According to publicly available information, Viacom Inc. (“Viacom”) is an entertainment content company that connects with audiences through television, motion picture, online and mobile platforms. Viacom operates in two segments: Media Networks and Filmed Entertainment. Viacom's Media Networks segment provides entertainment content and related branded products for consumers in targeted demographics attractive to advertisers, content distributors and retailers. Viacom's Filmed Entertainment segment produces finances and distributes motion pictures and other entertainment content under the Paramount Pictures ®, Paramount Vantage®, Paramount Classics®, Insurge Pictures®, MTV Films® and Nickelodeon MoviesTM brands. Information filed by Viacom with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32686, or its CIK Code: 0001339947. Viacom’s website is http://www.viacom.com. Viacom’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “VIAB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Viacom’s common stock, based on the daily closing prices on the primary exchange for Viacom. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Viacom’s common stock on March 8, 2013 was $61.91. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$20.64	$13.44	$17.38
4/1/2009	6/30/2009	$23.70	$18.05	$22.70
7/1/2009	9/30/2009	$28.38	$20.31	$28.04
10/1/2009	12/31/2009	$31.39	$27.31	$29.73
1/4/2010	3/31/2010	$34.38	$27.92	$34.38
4/1/2010	6/30/2010	$36.60	$31.37	$31.37
7/1/2010	9/30/2010	$36.52	$30.76	$36.19
10/1/2010	12/31/2010	$40.05	$36.21	$39.61
1/3/2011	3/31/2011	$47.00	$39.80	$46.52
4/1/2011	6/30/2011	$51.60	$47.03	$51.00
7/1/2011	9/30/2011	$52.30	$38.74	$38.74
10/3/2011*	12/30/2011*	$45.96	$36.66	$45.41
1/3/2012	3/30/2012	$49.39	$45.90	$47.46
4/2/2012	6/30/2012	$49.02	$45.64	$47.02
7/2/2012	9/28/2012	$55.21	$45.28	$53.59
10/1/2012	12/31/2012	$56.64	$47.99	$52.74
1/2/2013**	3/8/2013**	$61.91	$56.01	$61.91
*	On November 30, 2011, Viacom filed a notification of removal from listing on the New York Stock Exchange. As of December 1, 2011, the common stock of Viacom has been trading on the NASDAQ Global Select Market.
**	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through March 8, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the performance of Viacom’s common stock from December 5, 2005 through March 8, 2013, based on information from Bloomberg. Past performance of basket equity is not indicative of the future performance of the basket equity.

Supplemental Plan of Distribution

We have agreed to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this pricing supplement.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.